MME's Conference Call
                                     Remarks

                                 April 19, 2001
                                   10:30 a.m.

Good Morning, and thanks for joining us.

Before Bob Morrison comments on the quarter, I'd like to briefly run through our financial highlights.

During this briefing, we'll discuss Quaker's business outlook, and may make forward-looking statements. Forward looking statements--including all statements that may be made on this call that are not historical facts--are subject to a number of risks and uncertainties--and actual results may differ materially. Please refer to our earnings release for more information on risk factors that could cause actual results to differ.

With that out of the way, let's start with a quick review of earnings for the first quarter.

Excluding UNUSUAL ITEMS in the quarter, we delivered 80 cents per share, which compares to 77 cents earned in the first quarter of 2000. These earnings were one-cent above the First Call consensus and represent a 4 percent increase over the prior year.

Turning now to revenue . . .first-quarter sales were $1.2 billion and were nearly 5 percent ahead of a year ago.

This increase was driven by:

o     an 11% increase in U.S. & Canadian beverage sales,

o     an 11% increase in international Gatorade sales,

o     a 1% increase in U.S. & Canadian food sales

o     and, a 4% increase in international food sales.

Excluding the effects of changes in foreign currency rates, total Company sales would have increased 6 percent in the first quarter.

I'll take a brief moment to review some of the key volumes behind our overall sales growth.

o U.S. & Canadian beverage volume grew 5 percent, against a tough comparison. Last year, first-quarter volume was up 18 percent.

o International Gatorade volume grew 10 percent, with growth in all regions of the world where we do business-- Latin America, Europe and Asia.

Within our U.S. Foods businesses, we had quite a few positives:

o     Hot cereal volume grew 9 percent.

o Grain-based snacks volume also grew 9 percent, driven by 8 percent growth in snack bars and 11 percent growth in rice snacks.

o     Flavored rice & pasta volume grew 3 percent in the quarter.

o     Aunt Jemima syrups and mixes grew 9 percent in the quarter.

Offsetting this strong growth, we had one negative--ready-to-eat cereals. In the first quarter, ready-to-eat cereal volume decreased 8 percent, as we continued to moderate promotional support.

Outside of the U.S., our volume was solid.

o     Latin American food volume was even with the prior year.

o     European food volume rose 14 percent.

o     And, Asian food volume grew 2 percent.

Finally, turning to operating income. . .

For the first quarter, operating income was $196 million, up $7 million, or 4 percent from the first quarter last year. As we forecast in our February conference call--Beverage operating income increased and Foods operating income declined.

Specifically. . .

o U.S. & Canadian Foods operating income declined 8 percent in the quarter... held down by higher supply chain costs--incurred as we transition from five cereal plants to three--and planned, higher marketing spending to support new products.

o International Foods operating income decreased 6 percent, as marketing spending was increased, primarily in support of Latin American products.

That totals to an 8 percent decrease in Worldwide Foods operating income in the first quarter.

Turning to Beverages,

o     In the U.S. and Canada, Beverage operating income increased 35 percent.

o In international markets, Gatorade profits continued to improve. In the first quarter, we produced 7.6 million dollars in operating income compared to only 500 thousand dollars in the first quarter last year.

These robust results led to a strong 54 percent increase in worldwide beverage operating income.

Now, I'd like to turn it over to Bob Morrison, for his editorial perspective, Bob. . .

                                  Bob Morrison
                             Conference Call Remarks
                            Thursday, April 19, 2001

Thanks Margaret, and good morning.

As we sat here three months ago, on our fourth-quarter conference call, we were somewhat cautious about our outlook for the first quarter.

You may recall, we spoke, first of all, of a very tough "comp."

In 2000, earnings per share grew 51 percent in the first quarter ... and that was on top of 42 percent growth in 1999.

We also knew that we'd be facing higher raw material and supply chain costs in the quarter and had planned to continue to invest in brand-building efforts, as well.

Accordingly, we forecast that, after 12 straight quarters of double-digit growth, our first-quarter 2001 earnings would be only about flat with the prior year.

Against that background, we're quite comfortable with the results that Margaret outlined. . .

o     We're pleased with the 4 percent growth in EPS off such a tough "comp."

o     And more importantly, we're pleased with our revenue performance.

We achieved:

o     double-digit growth in North American beverages, hot cereals and snacks,

o     double-digit growth in Latin American beverages,

o     and, double-digit growth in each of European and Asian foods.

As Margaret mentioned, company-wide revenues were up 6 percent on a constant currency basis.

Our business fundamentals clearly remained strong.

Let me walk through some of the brand highlights, beginning with Gatorade...

Despite tough "comps," Gatorade roared ahead in the quarter. Sales grew 11 percent -- with volume up across all regions of the world.

In the United States, Gatorade achieved growth across most channels, including grocery stores, mass merchandisers, club stores, and our point-of-sweat "availability" channel.

Importantly, our shares continued to strengthen. In the grocery store channel, Gatorade grew seven-tenths of a share point to 87. And, in the convenience-store channel, our share grew four full points to 85 percent.

Meanwhile, we took steps to set up for the upcoming beverage season.

o We introduced several new Gatorade flavor varieties: Starfruit, Passion Fruit and High Tide Frost, and we just introduced Riptide Rush in powder form.

o We also introduced a new Black Cherry flavor of Propel, which is in distribution in about 25 percent of the country.

Due to the successful sell-in of these new products, we're set for the start of the U.S. "beverage season." We're just turning on our new season advertising and are rolling-out some new packaging varieties in selected channels.

Internationally, Gatorade had an equally strong start to the year. Double-digit sales growth was achieved in Mexico, Venezuela, Argentina, Brazil, China and the Caribbean.

Worldwide, our solid topline beverage growth mitigated the impact of rising costs in the quarter, allowing us to deliver an incredible 54 percent increase in beverage operating income.

With volume, sales, share and profit all up in the quarter, we're very encouraged by Gatorade's strong start to the year.

Food results, while mixed, were more encouraging than not. Sales grew strongly across many of our key food brands...

o Hot cereals had a stellar season. Volume, sales and market share all grew as our new flavors and new products proved to be hits with consumers. A colder, snowier winter helped, too. Importantly, we've got a line-up of news for next fall that should keep Quaker oatmeal sales rolling.

o The sound marketing support and cold winter also helped Aunt Jemima products. This highly profitable line delivered 9 percent volume and sales growth.

o The momentum in grain-based snacks continued. Quaker Chewy granola bars achieved strong volume growth on top of a 26-percent year-ago "comp." Positive trends also continued for rice cakes, thanks to the success of our Crispy Mini's.

o     Rice-A-Roni and Pasta Roni also grew in the quarter.

Importantly, we drove category growth and increased our shares in virtually every one of these product lines.

On the flip side, we continued to face the challenges of a tough ready-to-eat cereal category. Although, we gave up two-tenths of a share, our operating margins for ready-to-eat cereals--both boxed and bagged--continued to improve as we re-balance our mix of price and value-added consumer promotions. We expect trends to improve steadily throughout the year.

In contrast to our revenue picture, Foods operating income declined due to higher "short-term" supply chain costs and higher marketing support.

Let me give you a bit of an explanation on "short-term" spike in Foods supply chain costs.

The phased closure of two of our ready-to-eat cereal facilities led to some higher supply chain costs in the quarter. By the end of the year, we'll be down to a three-plant configuration for cereals manufacturing and expect to accrue significant cost-savings.

But, this restructuring effort, that will eventually reduce costs, actually increased costs in this quarter as we had to build inventories and run duplicative manufacturing lines during the transition.

By year-end, ongoing cost-savings from our North American supply chain project will accrue to approximately $40 million. And, in 2002, ongoing savings from this project should total about $65 million per year.

All told, I'm pleased with the modest earnings "upside" achieved in the first quarter. And, I'm encouraged by the solid trends across our key product lines.

Even as we enthusiastically await the expected second-quarter closing of the PepsiCo merger, I want to assure you that we're as focused as ever on driving strong business results as an independent company. We have:

o     positive momentum on our key brands,

o     a pipeline of exciting new products and marketing ideas,

o and, actionable plans to drive out costs, all in order to deliver greater long-term returns.

As we look to the second quarter, we expect to achieve mid-single-digit sales and operating income growth, which will drive mid-to-high single-digit growth in earnings.

Looking further ahead, as was indicated in our press release, we expect to deliver strong, double-digit earnings per share growth in the second half of the year.

Let me stop here and turn it over to the operator for your questions.
  Operator...

AT THE CONCLUSION OF THE CALL:

We've had a great start to the year. I believe that the Company is well positioned to deliver another strong year. Our fundamentals are strong and our brand-building plans are set.

We're anxious to join forces with PepsiCo to continue to drive greater long-term value for our shareholders.

Once again, thanks for joining us.